UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported) September 8, 2005

Commission	Registrant, Address of Principal Executive	I.R.S. Employer	State of
File Number	Offices and Telephone Number	Identification Number	Incorporation

1-08788	SIERRA PACIFIC RESOURCES	88-0198358	Nevada
P.O. Box 10100
(6100 Neil Road)
Reno, Nevada 89520-0400 (89511)
(775) 834-4011
None

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01 Other Events
Signatures

8.01 Other Events
     On September 8, 2005, Sierra Pacific Resources (“SPR”) settled its previously announced offer (the “Offer”) to pay a cash premium to the holders of its $300 million principal amount 7 1/4% Convertible Notes due 2010 (the “Notes”) who elected to convert their Notes to shares of SPR’s common stock, $1.00 par value per share (“Common Stock”). All of the holders of the Notes elected to participate in the Offer.
     In addition to the shares of Common Stock issuable upon conversion pursuant to the terms of the Notes, the holders who accepted the Offer received $180 in cash per $1,000 principal amount of Notes surrendered for conversion, plus a cash payment equivalent to the amount of interest that would have accrued and become payable after August 14, 2005 (which was the last interest payment date prior to the settlement date) up to but not including Thursday, September 8, 2005. Each $1,000 principal amount of Notes was converted into 219.1637 shares of Common Stock, which is equivalent to a conversion price of $4.5628 per share.
     The cash conversion payment to holders of the Notes was approximately $54 million. This amount, net of applicable income taxes, will be recorded as an expense in the third quarter of 2005. A total of 65,749,096 shares of Common Stock were issued in the settlement of the Offer, which is slightly less than the full number of shares reserved for issuance due to the settlement of fractional shares in cash.
     Upon issuance of the shares of Common Stock, all $300 million principal amount of the Notes were cancelled.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources (Registrant)

Date: September 9, 2005	By:	/s/ John E Brown

John E. Brown Controller